EXHIBIT 10.71
                   JOINT DEVELOPMENT AGREEMENT

                             BETWEEN

                       ELECTROSOURCE, INC.

                               AND

                   BLACK & DECKER (U.S.) INC.


                        JOINT DEVELOPMENT

ARTICLE I - DEFINITIONS
          1.1  "BATTERY"                                     1
          1.2  "BATTERY TECHNOLOGY                           1
          1.3  "EPRI TECHNOLOGY"                             1
          1.4  "MOWER"                                       1
          1.5  "OUTDOOR PRODUCTS"                            1
          1.6  "POWER TOOL"                                  2
          1.7  "PROJECT"                                     2
ARTICLE II - JOINT DEVELOPMENT                               2
          2.1  Scope of PROJECT                              2
          2.2  Prototypes                                    2
          2.3  Production Volumes                            2
ARTICLE III - EXCLUSIVITY; CONFIDENTIALITY AND
               OTHER INTELLECTUAL PROPERTY                   2
          3.1  Duration                                      2
          3.2  Exclusivity Extinguished                      3
          3.3  Intellectual Property                         3
ARTICLE IV - TERM, TERMINATION AND SURVIVAL OF RIGHTS
          4.1  Term                                          3
          4.2  Termination                                   3
          4.3  Survival of Rights                            3
ARTICLE V - PUBLICITY                                        3
ARTICLE VI - NOTICES                                         4
ARTICLE VII - REPRESENTATIONS AND WARRANTIES                 4
ARTICLE VIII - GENERAL                                       4
          8.1  Vicarious Performance                         4
          8.2  Assignment                                    4
          8.3  Applicable Law                                5
          8.4  Force Majeure                                 5
          8.5  No Obligation to Third Parties                5
          8.6  Supplemental Documentation                    5
          8.7  Negation of Implications                      5
          8.8  Parties Are Independent Contractors           5
          8.9. Sublicenses                                   6
          8.10 Integration, Modification, No Waiver          6
APPENDICES
          Appendix A - Specifications
          Appendix B - Test Plan
          Appendix C - Intellectual Property

                   JOINT DEVELOPMENT AGREEMENT

     Effective ________________ ("AGREEMENT DATE") ELECTROSOURCE, INC., having an office at 3800-B Drossett Drive, Austin, Texas 78744-1131 ("ELSI") and BLACK & DECKER (U.S.) INC., having an office at 701 E. Joppa Road, Towson, Maryland 21286 ("B&D") agree as follows:
                     ARTICLE I - DEFINITIONS

     Terms in this Agreement (other than the names of parites and article headings) which are set forth entirely in uppercase letters shall have the meanings attributed to such terms below and in Appendix "C." The following definitions are for the purposes of this Agreement, only:

     1.1 "BATTERY" means an ELSI rechargeable lead-acid battery for use on a MOWER or other POWER TOOL.

     1.2  "BATTERY TECHNOLOGY" means all technology of any kind,
and  all  intellectual  property  rights  therein,  covering   or
embodied in BATTERIES or the manufacture, use or sale of BATTERIES.

     1.3 "EPRI TECHNOLOGY" means all technology of any kind that may have been owned or controlled by the Electric Power Research Institute ("EPRI") and its successors, and all intellectual property rights therein, covering or embodied in BATTERIES or the manufacture, use or sale of BATTERIES.

     1.4 "MOWER" means a B&D cordless electric walk-behind lawnmower having a power rating in the range of from 400 watts to 5000 watts and designed to be powered by an on-board rechargeable battery, together with the entire battery charger system and all mechanical and electrical interfaces with the battery, which battery, charger system and interfaces may exist apart, or be removable, from the mower deck.

     1.5 "OUTDOOR PRODUCTS" means products for use outdoors, including without limitation walk-behind mowers, string trimmers, hedge trimmers, lights, shredders, blowers and stand-alone power units comprising at least a battery, electric motor and output shaft, having a power rating of 7HP or less, for connection to a working implement.

     1.6 "POWER TOOLS" means any OUTDOOR PRODUCT (excluding riding mowers) and any other powered tool or appliance and any accessory therefor (i) that is used for cutting, including but not limited to construction material, food or vegetation; drilling; hammering; planing, measuring; soldering; grinding; sanding; sawing; spraying; fastening; polishing; screwdriving; nutdriving; compressing; vacuum cleaning; grass cutting; hedge trimming; pruning; mowing; blowing; cooking, hearing, gluing; can opening; knife sharpening; ironing; food preparation including but not limited to juicing, chopping and mixing; or lighting; and
(ii) that can be, in use, portable, bench top, countertop, stationary (ground or floor-supported) or wheeled.

     1.7 "PROJECT" means the development project between B&D and ELSI to jointly develop commercially acceptable BATTERIES and POWER TOOLS, beginning with MOWERS.

                 ARTICLE II - JOINT DEVELOPMENT

     2.1 Scope of PROJECT. Initially, B&D and ELSI desire to develop commercially acceptable BATTERIES and MOWERS, where the BATTERIES meet the Specifications attached as Appendix "A" and made a part hereof, and pass the Test Plan attached as Appendix "B" and made a part hereof, as such Specifications and Test Plan may be modified from time to time. The parties will negotiate their respective roles and obligations and timetables. It is also the intent of the parties to explore additional opportunities to apply ELSI technology to other B&D POWER TOOLS, including additional types of OUTDOOR PRODUCTS.

     2.2 Prototypes. It is the intent of the parties for B&D to purchase prototype BATTERIES from ELSI meeting the requirements of Appendices "A" and "B", on mutually agreeable terms inclduing without limitation quantity, price, qualify and delivery. Aside from such prototype BATTERIES, each party will bear its own expenses inclurred during the PROJECT.

     2.3   Production  Volumes.  In the event  that  it  can  be
demonstrated to B&D's sole satisfaction that ELSI can successfully manufacture production volumes of BATTERIES meeting B&D's cost, delivery and quality requirements, it is the intent of the parties that B&D and ELSI will negotiate an agreement for the purchase, under mutually acceptable terms including without limitation price, delivery and quality, of production volumes of BATTERIES from ELSI for use on MOWERS.

                   ARTICLE III - EXCLUSIVITY;
         CONFIDENTIALITY AND OTHER INTELLECTUAL PROPERTY

     3.1   Duration.   Beginning with  the  AGREEMENT  DATE  and
continuing for the duration of this Agreement and any extension hereof, and any agreement to purchase production volumes of BATTERIES pursuant to Section 2.3, ELSI will not sell BATTERIES or license BATTERY TECHNOLOGY to third parties in the field of POWER TOOLS.

     3.2 Exclusivity Extinguished. In the event this Agreement expires or is terminated, and no purchase agreement of production volumes made pursuant to Section 2.3 above, exists, ELSI's obligations under Section 3.1 above shall be extinguished, subject to B&D's patent, trademark, copyright and trade dress rights, under which no license is granted herein.

     3.3 Intellectucal Property. Confidentiality and other intellectual property topics are addressed in Appendix "C" to this Agreement, attached hereto and made a part hereof.

                 ARTICLE IV - TERM, TERMINATION
                     AND SURVIVAL OF RIGHTS

     4.1   Term - The term of this Agreement shall be for  three
(3) years from the AGREEMENT DATE unless sooner terminated pursuant to Paragraph 4.2, below.

     4.2 Termination - Either party may terminate this Agreement at any time for any reason by giving one (1) month's prior written notice to the other party.

     4.3 Survival of Rights - The following rights and obligations shall survive the termination or expiration of this Agreement for any reason:

           4.31  B&D's  obligation  to  pay  ELSI  for  prototype
BATTERIES, if any, purchased from ELSI pursuant to Section 2.2 of this Agreement.

           4.32  The  parties' respective rights and  obligations
regarding  INVENTIONS  and  MUTUAL  CONFIDENTIALLY  pursuant   to
Appendix  "C"  to  this  Agreement, and exclusivity  pursuant  to
Article III of this Agreement.

                      ARTICLE V - PUBLICITY

      The parties may independently, or if mutually agreeable, jointly, issue press releases and other publicity upon the complete execution of this Joint Development Agreement concerning this Agreement's content, except that ELSI may not disclose any information regarding quantities or pricing of MOWERS or BATTERIES except as required by law or regulation. Each party warrants that all such publicity it issues will be accurate. Except for permissible publicity under this Article V, nothing in this Agreement shall be construed as conferring upon a party a right to use in advertising, other publicity, or otherwise, any trademark or tradename of the other party's.

                      ARTICLE VI - NOTICES

     6.1 The parties shall serve notice to one another to their respective addresses set forth above, as follows:

     President, for ELSI, and

     Product Manager for MOWERS, for B&D, with a copy to

     Patent Department (Outdoor Products) - TW199

     6.2 All notices shall be sent via FAX with a confirmation copy by overnight courier or U.S. overnight Express Mail. The notices shall be effective as of the date of transmission. Each party may change its address for notice by written notice to the other party.

          ARTICLE VII - REPRESENTATIONS AND WARRANTIES

     7.1 Each of the parties represents and warrants that as of the AGREEMENT DATE it is solvent; that no petitions for relief under the U.S. Bakruptcy Code or any similar Federal or State statute has been filed against it; that no application for the appointment of a receiver for or the making of a general assignment for the benefit of creditors by it has been made; and that it is contemplating no such application or assignment.

     7.2 Each of the parties represents and warrants that it has not entered into and will not enter into any agreement with any third party in conflict with the provisions of this Agreement.

     7.3 ELSI represents and warrants that it has the full, entire and exclusive right and power to enter into this Agreement, to grant licenses under all BATTERY TECHNOLOGY, including without limitation EPRI TECHNOLOGY, and to make, use and sell BATTERIES.

                     ARTICLE VIII - GENERAL

     8.1 Vicarious Performance. The parties may perform any of their duties and obligations herein through their respective parents, wholly-owned subsidiaries and wholly-owned subsidiaries and affiliates of either. Performance by a party's parent, wholly-owned subsidiary or wholly-owned subsidiary or parent of either shall be deemed to be performance by such party. Any rights granted in this Agreement to the parties shall extend to their respective parents, wholly-owned subsidiaries and indirect wholly-owned subsidiaries or either, and its successors and assigns.

     8.2 Assignment. B&D may freely assign this Agreement to any of its parents, wholly-owned subsidiaries and subsidiaries and affiliates of either. This Agreement may be freely assigned by a party to any entity which acquires all or a portion of the business of such party pertaining to the subject matter of this Agreement. This Agreement may otherwise not be assigned by a party without the prior written consent of the other party, which consent shall not unreasonably be withheld.

     8.3 Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the applicable laws of the State of Maryland.

     8.4 Force Majeure. No party hereto shall be considered to be in breach of its obligations hereunder if it shall fail to fulfill the same for reasons arising wholly or principally from acts of God, war, riot, civil commotion, tempest, flood, fire, strike, lockout or any other circumstances beyond the control of the party or sublicensee which would, but for the provisions of this Paragraph 8.4, be in default of its obligation.

     8.5 No Obligation to Third Parties. The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than each other, unless specifically described in this Agreement.

     8.6 Supplemental Documentation. Each party agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions contemplated hereby or reasonably requested by the other party to perfect or evidence such party's rights hereunder.

     8.7 Negation of Implications. Nothing herein shall be construed as:

      (a) Creating any obligation of either of the parties to introduce or maintain any produce on the market;

      (b) Subject to the mutual confidentiality provisions of this Agreement, preventing a party from making, using or selling any product except to the extent that such product is covered by the valid trademarks, copyrights or issued patents of the other party; or

     (c) Except for publicity under Article V of this Agreement, conferring a right to use in advertising, publicity, or otherwise any trademark or tradename of the party from which a license is received under this Agreement

     8.8 Parties Are Independent Contractors. Each party is acting as an independent contractor and not as an agent for, partner of, or joint venture with, the other party.

     8.9   Sublicenses.   No non-exclusive licensee  established
under any provision of this Agreement may grant sublicenses to any other entity, except to its customers as implied licensees, to its partents or wholly-owned subsidiaries or wholly-owned direct or indirect subsidiaries of either, and to any entity which acquires all or a portion of its business pertaining to the subject matter of this Agreement. Exclusive licensees established under this Agreement may freely grant sublicenses.

     8.10 Integration, Modification, No Waiver. This document contains the entire and only agreement between the parties and supersedes all preexisting agreements between them respecting its subject matter. No modification or amendment of this Agreement may be made except by a written agreement signed by all of the parties to this Agreement then existing. Any of the terms or provisions this Agreement may be waived, but only in writing by the party which such waiver is sought to be enforced. The failure to any party hereto to insist upon strict performance of any of the provisions of this Agreement will not consitute a waiver of any right of such party hereunder.

The parties hereto, intending to be legally bound hereby, have respectively executed this Agreement in duplicate as of the AGREEMENT DATE.

BLACK & DECKER (U.S.) INC.         ELECTROSOURCE INCORPORATED

BY:       /S/                      BY:     /S/

NAME:     Charles E. Fenton        NAME:     Michael G. Semmens

TITLE:    Vice President and       TITLE:    CEO & President
          Assistant Secretary
DATE:     March 8, 1996            DATE:      March 11, 1996